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                                                                  Exhibit 11

                   The Advest Group, Inc. and Subsidiaries

                 Computation of Net Income Per Common Share

                                   For the years ended September 30,
                         ----------------------------------------------------
                                                              Assuming
                                (Primary)                   Full dilution
                          ----------------------------------------------------
In thousands, except
per share amounts       1997     1996       1995       1997     1996   1995
------------------------------------------------------------------------------
Net income            $14,218  $11,798    $6,351     $14,218  $11,798   $6,351

Interest expense
  on debentures, net       --       --       --          249      814    1,001
                       -------------------------------------------------------
Net income applicable to
  common stock        $14,218  $11,798    $6,351     $14,467  $12,612   $7,352
                      ========================================================

Average number of common
  shares outstanding during
  the period            8,512    8,426     8,501       8,512    8,426    8,501

Additional shares assuming:
  Exercise of stock
   options                366      322       234         416      329      270
  Conversion of
    debentures             --       --        --         466    1,515    1,527
                      ---------------------------------------------------------
Average number of common
  shares outstanding    8,878    8,748      8,735      9,394   10,270   10,298
                      ========================================================

Net income per share  $  1.60   $ 1.35    $  0.73    $  1.54  $  1.23  $  0.71
                      ========================================================

                                     -72-

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